EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-159159 and 333-183488 on Form S-8 of Imprimis Pharmaceuticals, Inc. of our report dated June 13, 2014, relating to the financial statements of Pharmacy Creations, LLC, which appears in this Form 8-K/A of Imprimis Pharmaceuticals, Inc. dated June 13, 2014.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

June 13, 2014